Exhibit 99.1

ALLIANCE PHARMACEUTICAL CORP. ANNOUNCES INTENT TO
TERMINATE LICENSE AGREEMENT WITH PFC THERAPEUTICS, LLC,
AUGUST 28, 2002

San Diego, CA; August 28, 2002 --- Alliance Pharmaceutical Corp. (NASDAQ – ALLP) announced today that it has sent PFC Therapeutics, LLC, a joint venture owned equally by Alliance and Baxter Healthcare Corporation, a notice of intended termination of the exclusive license Alliance granted to PFC Therapeutics in May 2000 for commercialization of Oxygent™ (perflubron emulsion), an intravascular oxygen carrier, in North America and Europe. The termination will result in the dissolution of PFC Therapeutics, which has been responsible for the development of Oxygent™ in the specified territories. Alliance provided the notice of intended termination on the grounds that PFC Therapeutics failed to fulfill its obligations under the license agreement. All rights to Oxygent™ will revert to Alliance upon the termination of the license due to default on the part of PFC Therapeutics.

          The delay in the Oxygent™ clinical activities will result in Alliance restructuring its operations to focus primarily on the launch and marketing of Imagent® (perflexane lipid microspheres), its ultrasound contrast agent recently approved for sale in the United States. Accordingly, Alliance will reduce its workforce by about 55 people. The Company also intends to seek partners to fund the continued development of its other technologies.

          Alliance granted the Oxygent™ license to PFC Therapeutics in May 2000, with PFC Therapeutics agreeing to use reasonable efforts to commercialize the product in its territory. Alliance agreed with PFC Therapeutics that Alliance would use reasonable efforts to develop the product in accordance with a specified clinical development plan and a budget of approximately $42 million.

          At the behest of Baxter, PFC Therapeutics was established as an equally owned joint venture. In connection with the license, Baxter purchased $20 million of Alliance preferred stock, and agreed to additional purchases of $15 million of Alliance preferred stock in March 2001, and $15 million in September 2001.

          In September 2000, Alliance announced the successful completion of a Phase 3 clinical study conducted in Europe with general surgery patients. As presented at several scientific conferences, the study achieved its primary endpoint by demonstrating that the use of Oxygent™ decreased transfusion requirements. In January 2001, Alliance stopped enrollment in a Phase 3 U.S. study with cardiac bypass patients after observing an imbalance in side effects (primarily stroke) between the treated and control patients. On March 13, 2001, Alliance announced that a preliminary analysis of the study safety data showed that there was no evidence to link the product directly to the imbalance, and that preparations were underway for the continued development of Oxygent™ . To reflect the timeline revisions in the clinical and regulatory plans, the two companies mutually agreed that the $15 million stock purchase originally scheduled for March 15 would be delayed to May 1. The companies also concurred that no further changes to the original agreement were contemplated.

          In May 2001, at Baxter’s request, the May 1st $15 million stock purchase obligation was converted to milestone payments, with the agreement that the September purchase obligation would remain in effect. In August 2001, Baxter requested that the September stock purchase obligation be converted to a milestone-based scenario. Through March 31, 2002, Baxter paid Alliance $13 million (of the $30 million commitment) under the revised schedule.

          Oxygent™ development efforts have been directed by a joint development team established by PFC Therapeutics and composed of representatives from Baxter and Alliance. The team recently recommended a revised product development plan, the expected cost of which exceeds both the budget anticipated in May 2000 and the aggregate of the payments received by Alliance from Baxter to date, as well as those additional payments that are currently scheduled.

          PFC Therapeutics was the originator of the more costly revised development plan. Several weeks ago, Baxter, as a co-owner of PFC Therapeutics, proposed to Alliance that it would review the team’s recommendation to determine if Baxter would provide the funding for conducting the new studies being proposed in the revised plan. Baxter has now advised Alliance that it desires to abide by the terms of the existing agreement, without providing Alliance any financial assistance beyond the current milestones. Baxter is aware that Alliance does not presently have the funds to proceed with the studies detailed in the development plan. At March 31, 2002, Alliance reported cash and cash equivalents of approximately $7 million. Since April 1, 2002, Baxter has paid $1,750,000 to Alliance as an advance for partial fulfillment of certain milestones. Requests from Alliance to continue to advance sums against the remaining $15,250,000 in preferred stock purchases have been denied by Baxter.

          Alliance has met with regulatory authorities in several European countries regarding implementation of the revised clinical development plan, and some clinical sites have received ethics committee approval for the new Phase 3 protocol. This plan cannot be put into action, however, due to the current lack of financial resources. PFC Therapeutics is therefore unable to proceed with the commercialization of Oxygent™.

          Alliance has served notice to PFC Therapeutics that the Oxygent™ license is in default due to PFC Therapeutics’ failure to fulfill its obligations, and Alliance intends to terminate the license agreement at the expiration of 90 days, unless adequate commercialization steps are taken. Alliance owns the Oxygent™ raw materials and clinical supplies required to continue the current clinical development of the product. As mentioned above, all rights to Oxygent™ addressed in the license agreement will revert to Alliance if the license is terminated due to default by PFC Therapeutics.

          Alliance has invested more than $200 million in the development of Oxygent™. Further development efforts will be delayed at least during the 90-day notice period to terminate the PFC Therapeutics license. As a result, Alliance has reduced its workforce by approximately 40%, primarily those who have been involved with the postponed Oxygent™ activities. The retained employees include key personnel necessary for the marketing and manufacturing of Imagent® , and for activities associated with the Company’s other technologies.

          Alliance Pharmaceutical Corp. is developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies. Alliance’s products are intended primarily for use during acute care situations, including surgical, cardiology, and respiratory applications. Imagent® (perflexane lipid microspheres) is an ultrasound imaging agent being marketed by Alliance in partnership with Cardinal Health, Inc. Additional information about the Company is available on Alliance’s web site at http://www.allp.com.

          Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10-Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-47032) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

           For further information, please contact: Gwen Rosenberg, Vice President, Corporate Communications, at (858) 410-5275.